Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of March 31, 2008 to be effective as of the Effective Date, by and between Dynamic Offshore Holding GP, LLC, a Delaware limited liability company (“Employer”), and Howard M. Tate (“Executive”), and by Dynamic Offshore Holding, LP, a Delaware limited partnership (“Partnership”), to evidence its agreement to be bound by the terms of Section 23 hereof.

WHEREAS, it is the desire of Employer to assure itself of the services of Executive by entering into this Agreement; and

WHEREAS, Executive has agreed to become employed by Employer on the terms herein provided;

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.             Certain Definitions.

a.             “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” has the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

b.             “Annual Base Salary” has the meaning set forth in Section 4(a).

c.             “Annual Bonus” has the meaning set forth in Section 4(b).

d.             “Board” means the Board of Managers of Employer, as set forth in the Amended and Restated Limited Liability Company Agreement of Dynamic Offshore Holding GP, LLC.

e.             “Cause” means a finding by Employer of acts or omissions of Executive constituting, in Employer’s reasonable judgment, any of the following (whether occurring during or before the Term): (i) Executive’s gross negligence or material misconduct in the performance of duties and services required of Executive pursuant to this Agreement;   (ii) Executive’s insubordination or failure to devote his full working time and best efforts to the performance of duties and services required of Executive pursuant to this Agreement which has not been cured within thirty (30) days following receipt of written notice thereof; (iii) Executive’s having engaged in conduct that he actually knew at the time the action was taken would be materially injurious to Employer or any of its Affiliates; (iv) Executive’s material breach of this Agreement or the Partnership Agreement which has not been cured within thirty (30) days following receipt of written notice thereof; (v) Executive’s having been convicted of, or entry of a plea agreement with respect to, any felony or other serious criminal offense under the laws of the United States, any state or the District of Columbia, where such offense involves moral turpitude or where, as a result of such offense, the continued employment of Executive would have, or could reasonably be expected to have, a material adverse impact on Employer’s or any of its Affiliates’ reputations or operations; (vi) Executive’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission or any state regulatory body for any material securities law violation, including, for example, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied; (vii) Executive’s material breach of duty (other than inadvertent acts or omissions) involving fraud, dishonesty, disloyalty, or moral turpitude; (viii) Executive’s material failure to comply with or enforce the code of ethics or conduct or personnel policies of Employer or its Affiliates; or (ix) Executive’s failure to cooperate with any investigation or inquiry authorized by Employer or an Affiliate or conducted by a governmental authority related to the Employer’s or an Affiliate’s business or Executive’s conduct.

f.              “Competing Business” has the meaning set forth in Section 7(g).

g.             “Confidential Information” has the meaning set forth in Section 8(a).

h.             “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated pursuant to any of Sections (5)(a)(ii), (iii), (iv), (v) or (vi), either the date indicated in the Notice of Termination or the date specified by Employer pursuant to Section 5(b), whichever is earlier; (iii) the expiration of the then current Term upon the timely notice of non-extension pursuant to Sections 5(a)(vii) or (viii).

i.              “Dynamic” has the meaning set forth the in Section 2(a).

j.              “Effective Date” means March 31, 2008.

k.             “Extension Term” has the meaning set forth in Section 3.

l.              “Good Reason” means any of the following actions if taken without Executive’s prior written consent: (i) a material reduction in Executive’s base compensation; (ii) a material reduction in Executive’s authority, responsibilities or duties; (iii) a permanent relocation of Executive’s principal place of employment to any location outside of a fifty (50) mile radius of the location from which Executive served Employer immediately prior to the relocation, provided such relocation is a material change in geographic location at which Executive must provide services for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder; or (iv) any other material breach by Employer of this Agreement.  A change in Executive’s title or reporting structure, standing alone, does not constitute “Good Reason.” A transfer of employment among Employer and any of its Affiliates does not constitute “Good Reason.” A suspension of Executive with pay pursuant to Section 5(d) does not constitute “Good Reason.”

m.            “Inability to Perform” means and shall be deemed to have occurred if (i) Executive has been determined under Employer’s or an Affiliate’s long-term disability plan to be eligible for long-term disability benefits, or (ii) in the absence of, or Executive’s participation in or application for benefits under, such a plan, Executive’s inability to perform the essential functions of his position, despite any reasonable accommodation required by law, by reason of an illness or injury for (y) 180 consecutive calendar days or (x) an aggregate of 180 calendar days during any period of 12 consecutive months, as determined by physician selected by Executive, with the approval of Employer, with such approval not to be unreasonably withheld.

n.             “Initial Term” has the meaning set forth in Section 3.

o.             “Inventions” has the meaning set forth in Section 9.

p.             “Notice of Termination” has the meaning set forth in Section 5(b).

q.             “Partnership” has the meaning set forth in the Preamble.

r.              “Partnership Agreement” has the meaning set forth in Section 4(c).

s.             “Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

t.              “Release” has the meaning set forth in Section 6(c).

u.             “Restrictive Period” has the meaning set forth in Section 7(c)(i).

v.             “Section 409A Exempt Amount” has the meaning set forth in Section 6(d).

w.            “Severance Pay” has the meaning set forth in Section 6(c).

x.             “Specified Geographical Area” has the meaning set forth in Section 7(g).

y.             “Term” has the meaning set forth in the Section 3.

2.             Employment and Duties.

a.             Duties and Responsibilities. Employer agrees to employ Executive, and Executive accepts such employment, in accordance with the terms and conditions of this Agreement, from the Effective Date and continuing throughout the Term of this Agreement.  Executive shall serve as Senior Vice President and Chief Financial Officer of Dynamic Offshore Resources, LLC (“Dynamic”) (or a comparable position) and as an officer of Dynamic; shall perform services for and through Dynamic; and shall have the duties, functions, responsibilities and authority as shall be assigned to him from time to time by Employer. Any obligations of Employer hereunder may be satisfied by Employer’s delegation of such obligations to one or more of its subsidiaries.

b.             Exclusive Services and Compensation. Executive shall devote all of his business time to the business and affairs of Employer and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, unless Employer consents to Executive’s involvement in such business activity in writing upon full disclosure by Executive. This restriction shall not be construed as preventing Executive from investing his assets in a form or manner that will not require Executive’s services in the operation of any of the companies in which such investments are made. Executive may also serve on boards of directors and other positions with non-profit and for-profit organizations as to which Employer may from time to time consent, which consent shall not be unreasonably withheld or delayed, so long as such service does not interfere with Executive’s obligations hereunder or violate Section 7 hereof and Executive provides prompt written notice of such service to Employer. All services that Executive may render to Employer or any of its Affiliates in any capacity during the Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

c.             Non-Disparagement.  During his employment hereunder and following any termination of his employment with Employer, Executive agrees not to disparage in any respect, either orally or in writing, Employer, its Affiliates, any of their business, products, services, abilities or practices, or, if applicable, any of their directors, officers, managers, agents, representatives, stockholders, employees or any of their Affiliates. Employer agrees that during Executive’s employment hereunder and thereafter, it shall cause its officers and directors to refrain from disparaging Executive, either orally or in writing, to any third parties, provided that “third party” for this purpose does not include Employer, any of its Affiliates, or any of Employer’s or its Affiliates’ directors, officers, managers, agents, representatives, stockholders, or employees. However, nothing in this paragraph shall preclude Executive or Employer or its Affiliates from making truthful statements that are required by applicable law, regulation or legal process.

3.             Term. Unless earlier terminated as provided in Section 5, Employer agrees to employ Executive in the position set forth in Section 2(a) for the period beginning on the Effective Date and ending on December 31, 2009 (the “Initial Term”), provided that the term shall be automatically extended for successive one-year periods (each such period an “Extension Term” and, collectively with the Initial Term, the “Term”) unless either party hereto provides written notice to the other party of non-extension of the Term no later than thirty (30) days prior to the end of the Initial Term or, as applicable, the then current Extension Term. The expiration of the Term and the termination of Executive’s employment upon timely notice of non-extension by Employer shall not be considered a termination by Employer without Cause for any reason.

4.             Compensation and Related Matters. During the Term, Employer shall pay or provide Executive a salary and other compensation and benefits as follows:

a.             Annual Base Salary. Executive’s initial annual base salary shall be as set forth on Exhibit A attached hereto which shall be payable in accordance with Employer’s regular payroll procedures, subject to increase, but not decrease without Executive’s consent, from time to time by Employer (the “Annual Base Salary”).

b.             Annual Bonus. During the Term, Executive shall be entitled to participate in any bonus program of Employer, as may be amended from time to time, for each calendar year, which is generally applicable to executives of Employer and its subsidiaries (the “Annual Bonus”) and with the target range as set forth on Exhibit A attached hereto. Any Annual Bonus actually paid shall be based upon the achievement of certain performance goals and objectives during the applicable calendar year as determined by the Board in its discretion. Notwithstanding the foregoing and subject to Section 6(a)(iii), Executive shall not be eligible for an Annual Bonus unless Executive remains employed by Employer on the last day of the calendar year with respect to which the Annual Bonus relates. Any Annual Bonus shall be paid to Executive no earlier than January 1 and not later than March 15 of the calendar year following the applicable calendar year with respect to which the Annual Bonus relates.

c.             Equity Participation. Executive’s equity participation opportunities are as set forth on Exhibit A attached hereto and subject to the terms of the Limited Partnership Agreement of Dynamic Offshore Holding, LP, dated as of January 22, 2008 (the “Partnership Agreement”) and any grant of units under the Partnership Agreement.

d.             Vacation. For each calendar year during the Term, Executive shall be entitled to the paid vacation set forth on Exhibit A attached hereto, prorated for any partial periods of employment, to be accrued and used in accordance with the terms of Employer’s vacation policy.

e.             Other Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, programs and arrangements extended, from time to time, to all full-time senior executives of Employer pursuant to the terms and eligibility requirements of such plans.

f.              Expense Reimbursement. Employer will reimburse Executive for all reasonable expenses incurred in the process of executing his responsibilities under this Agreement. Employer will reimburse Executive for all such expenses upon Executive’s presentation of receipts and an itemized accounting therefore in accordance with Employer’s expense reimbursement policy.  Notwithstanding the foregoing, (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

g.             Other Compensation and Benefits. Employer will pay or provide Executive with the other compensation and benefit-related items, if any, as set forth on Exhibit A attached hereto.

h.             Withholding and Deductions. With respect to any payment to be made to Executive, Employer shall deduct, where applicable, any amounts authorized by Executive and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law. Employer shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

5.             Termination. Executive’s employment may be terminated by Employer or Executive, as applicable, without any breach of this Agreement only under the following circumstances:

a.             Circumstances. At any time during the Term, the following may occur:

(i)            Death. Executive’s employment shall automatically terminate upon his death.

(ii)           Inability to Perform. Employer may give Executive written notice of its intention to terminate Executive’s employment by reason of Executive’s Inability to Perform. In that event, Executive’s employment and the Term shall terminate effective immediately upon receipt of such notice by Executive.

(iii)          Termination for Cause. Employer may terminate Executive’s employment for Cause.

(iv)          Termination without Cause. Employer may terminate Executive’s employment without Cause.

(v)           Resignation for Good Reason. Executive may resign his employment for Good Reason.

(vi)          Resignation without Good Reason. Executive may resign his employment without Good Reason.

(vii)         Non-extension of Term by Employer.  Employer may give notice of non-extension to Executive pursuant to Section 3, in which event the Term shall expire and Executive’s employment shall terminate on the last day of the then current Term.

(viii)        Non-extension of Term by Executive. Executive may give notice of non-extension to Employer pursuant to Section 3, in which event the Term shall expire and Executive’s employment shall terminate on the last day of the then current Term.

b.             Procedure for Resignation by Executive for Good Reason. To exercise his option to resign employment for Good Reason, Executive must provide written notice to Employer of his belief that Good Reason exists within sixty (60) days of the initial existence of the Good Reason condition, and that notice shall describe in reasonable detail the facts and circumstances believed to constitute Good Reason. Employer then shall have thirty (30) days to remedy the Good Reason condition(s). If not remedied within that thirty (30)-day period, Executive may submit a Notice of Termination pursuant to Section 5(c); provided, however, that the Notice of Termination invoking Executive’s right to terminate his employment for Good Reason must be given no later than one-hundred (100) days after the date the Good Reason condition first arose; otherwise, Executive is deemed to have accepted the condition(s), or Employer’s correction of such condition(s), that may have given rise to the existence of Good Reason.

c.             Notice of Termination. Any termination of Executive’s employment by Employer or by Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice (i) indicating the specific termination provision in this Agreement relied upon, (ii) in the case of a termination pursuant to Section 5(a)(ii), (iii), or (v), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying the Date of Termination, which, (x) if submitted by Executive pursuant to Section 5(a)(v) or (vi), shall be no more than thirty (30) days following the date of such notice, provided, however, that Employer may, in its sole discretion, accelerate such Date of Termination to any earlier date following Employer’s receipt of the Notice of Termination (which change shall not be deemed to be a termination without Cause under Section 5(a)(iv)) by paying to Executive that portion of his Annual Base Salary represented by the period by which the Date of Termination has been so accelerated and (y) if submitted by Employer or Executive pursuant to Section 5(a)(vii) or (viii) shall be the expiration of the then current Term. A Notice of Termination submitted by Employer (other than a notice pursuant to Section 5(a)(vii)) may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by Employer in its sole discretion.

d.             Investigation; Suspension. Employer may suspend Executive with pay pending an investigation authorized by Employer or an Affiliate or a governmental authority or a determination by Employer whether Executive has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute a termination of Executive’s employment. Executive shall cooperate with Employer in connection with any such investigation.

6.             Rights and Obligations Upon Termination.

a.             Termination for Any Reason. Upon Executive’s termination from employment with Employer for any reason, Employer shall pay Executive (i) that portion of Executive’s Annual Base Salary earned through the Date of Termination but not previously paid, (ii) the Annual Bonus for the calendar year preceding the Date of Termination which remains unpaid as of the Date of Termination, (iii) if the Date of Termination is December 31 of any calendar year, the Annual Bonus, if any, for that calendar year as determined by the Board in its discretion; (iv) any expenses owed to Executive under Section 4(g) through the Date of Termination, and (v) any accrued but unused vacation through the Termination Date. The amounts, if any, in Section 6(a)(i), (ii), (iv) and (v) shall be paid at the time and in the manner required by applicable law but in no event later than thirty (30) business days after the Date of Termination. The amount, if any, in Section 6(a)(iii) shall be paid no earlier than January 1 and not later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

b.             Termination due to death, Inability to Perform, for Cause, resignation without Good Reason or upon non-extension of the Term by Executive. If Executive’s employment shall terminate pursuant to Section 5(a)(i) due to death, Section 5(a)(ii) due to Executive’s Inability to Perform, Section 5(a)(iii) for Cause by Employer, Section 5(a)(vi) for resignation without Good Reason by Executive, or pursuant to Section 5(a)(viii) due to non-extension of the Term by Executive, Executive shall not be entitled to any severance or separation payments under this Agreement or any plan, policy, program, or arrangement of Employer or an Affiliate.

c.             Termination without Cause, resignation for Good Reason, or upon non-extension of the Term by Employer. In addition to the payments provided for in Section 6(a) above, upon termination of Executive’s employment without Cause by Employer pursuant to Section 5(a)(iv), for Good Reason by Executive pursuant to Section 5(a)(v), or pursuant to Section 5(a)(vii) due to non-extension of the Term by Employer, Employer shall:

(i)            pay to Executive the amount set forth on Exhibit A attached hereto (the “Severance Pay”), at the time and in the manner provided in Section 6(d); and

(ii)           should Executive timely elect to continue coverage under a group health insurance plan sponsored by Employer or one of its Affiliates, pay or reimburse Executive for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for Executive and any of his eligible dependents until the earlier of (A) the date Executive becomes eligible for coverage under another group health insurance plan and (B) the period represented by the Severance Pay up to a maximum of eighteen (18) months following the Date of Termination;

provided, however, that Executive shall not be entitled to receive the Severance Pay and continuation coverage benefits set forth above unless (x) on or prior to the 45th day following the Date of Termination, Executive executes a waiver and release of claims agreement in Employer’s customary form (the “Release”), which Release may be amended by Employer to reflect changes in applicable laws and regulations, and (y) such Release shall not have been timely revoked by Executive. Employer’s obligations under this Section 6(c) are contingent on Executive’s compliance with Sections 7, 8 and 9.

d.             Time and Manner of Payment of Severance Pay. The Severance Pay provided for under Section 6(c)(i)  shall be paid as follows:

(i)            If the Severance Pay is equal to or less than the Section 409A Exempt Amount (as defined below), then

(A)          the Severance Pay shall be paid in equal monthly installments over a period of months (limited to 24 such months) determined by dividing (x) the Section 409A Exempt Amount by (y) one- twelfth of Executive’s Annual Base Salary as of the Date of Termination,

commencing in payment on the first day of the third month following the Date of Termination.

(ii)           If the Severance Pay is greater than the Section 409A Exempt Amount (as defined below), then

(A)          the Section 409A Exempt Amount shall be paid in equal monthly installments over a period of months (limited to 24 such months) determined by dividing (x) the Section 409A Exempt Amount by (y) one-twelfth of Annual Base Salary as of the Date of Termination, commencing in payment on the first day of the third month following the Date of Termination, and

(B)           the excess of the Severance Pay over the Section 409A Exempt Amount shall be paid in a single lump sum no later than 60 days after the Date of Termination.

For purposes of this Agreement, the “Section 409A Exempt Amount” is two times the lesser of (x) Executive’s annualized compensation based upon the annual rate of pay for services provided to Employer for the calendar year preceding the calendar year in which Executive has a separation from service (as defined in Code Section 409A and the regulations thereunder) with Employer (adjusted for any increase during that year that was expected to continue indefinitely if the service provider had not separated from service) or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive has a separation from service.

e.             Exclusive Payments. In all cases, the amounts payable to Executive under this Agreement upon termination of the employment relationship, along with the associated terms for payment, shall constitute all of Employer’s and its Affiliates’ obligations to Executive with respect to the termination of the employment relationship. Nothing in this Agreement, however, is intended to limit any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Executive may have under the applicable provisions of any benefit plan of Employer in which Executive is participating at the time of the termination of the employment relationship.

f.              Offsets. Executive agrees that Employer may set off against, and Executive authorizes Employer to deduct from, any payments due to Executive, or to his estate, heirs, legal representatives, or successors, as a result of the termination of the employment relationship any amounts which may be due and owing to Employer by Executive, whether arising under this Agreement or otherwise; provided, however, that any such set off shall be made only in a manner that complies with Section 409A of the Code.

g.             Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto under this Agreement, which shall have accrued prior to such expiration or termination or which by their nature or terms survive the expiration or termination of the Term including without limitation Executive’s obligations under Sections 2(c), 7, 8, 9, 18, and 23.

h.             Deemed Resignation. Any termination of Executive’s employment with Employer shall constitute an automatic resignation of Executive from all other positions as an employee, officer, director, manager, or other service provider of Employer and each Affiliate of Employer, and an automatic resignation of Executive from the Board (if applicable and unless otherwise agreed in writing) and from the board of directors or similar governing body of Employer and any affiliate of Employer and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Employer or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Employer’s or such affiliate’s designee or other representative.

i.              Payments Upon Death.  If Executive’s employment is terminated by reason of Executive’s death, Employer shall pay to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate) any unpaid portion of the amounts described in Section 6(a). Further, in the event of Executive’s death after he becomes entitled to payments pursuant to Section 6(c), any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Executive, to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate).

7.             Competition.

a.             Executive acknowledges and agrees that (i) Employer and its Affiliates are engaged in a highly competitive business; (ii) as a result of Executive’s execution of this Agreement, Executive will obtain ownership, of units of the Partnership; (iii) Employer has expended considerable sums, time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit its Confidential Information (as defined in Section 8(a)); (iv) Employer must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (v) his participation in or direction of Employer’s day-to-day operations and strategic planning is an integral part of Employer’s continued success and goodwill; (vi) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to Employer and enhances Employer’s goodwill, and in carrying out his responsibilities he in turn will be relying on Employer’s goodwill and the disclosure by Employer to him of Confidential Information; and (vii) he will have access to Confidential Information that could be used by unauthorized third parties in a manner that would irreparably harm Employer’s competitive position in the marketplace and dilute its goodwill.

b.             Employer acknowledges and agrees that Executive must have and continue to have throughout the Term the benefits and use of its goodwill and Confidential Information in order to properly carry out his duties and responsibilities. Employer accordingly promises during the Term to provide the Executive with access to

Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information.

c.             Employer and Executive thus acknowledge and agree that during the Term, and upon the Effective Date, Executive will receive Confidential Information that is unique, proprietary, and valuable to Employer; will create Confidential Information that is unique, proprietary, and valuable to Employer; and will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Employer has generated and from the Confidential Information. Therefore, Executive hereby agrees that:

(i)            During the Term and for the twelve (12) month period following the Date of Termination (the “Restrictive Period”), Executive shall not, directly or indirectly, engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in, any Competing Business (as defined below) unless (A) Executive has advised Employer in writing in advance of his desire to undertake such activities and the specific nature of such activities; (B) Employer has received written assurances (that will be designed, among other things, to protect Employer’s goodwill, Confidential Information, and other important commercial interests) from the Competing Business and Executive that are, in Employer’s discretion, adequate to protect its interests; (C) Employer, in its sole discretion, has approved in writing such association; and (D) Executive and the Competing Business adhere to such assurances, provided, however, that Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(ii)           During Term and the Restrictive Period, Executive shall not, and will not permit any of his Affiliates to, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, client, subscriber or supplier of Employer to terminate its employment or arrangement with Employer, otherwise change its relationship with Employer in a manner that is adverse to Employer, or establish any relationship with Executive or any of his Affiliates for any business purpose deemed competitive with the business of Employer.

d.             The parties agree that the restrictions in Section 7(c)(i) on Executive’s post-employment activities shall extend only to the performance by Executive, directly or indirectly, of the same or similar activities Executive has performed for Employer or such other activities that by their nature are likely to lead to the disclosure of Confidential Information, and that takes place anywhere in, or is directed at any part of, the Specified Geographical Area (as defined below).

e.             In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

f.              Executive acknowledges and agrees that the restrictions contained in this Section 7 are ancillary to an otherwise enforceable agreement, including without limitation the exchange of commitments in Sections 7(a) and (b) and 8(a) and (b); that Employer’s commitments and the matters recited in this Section 7 give rise to Employer’s interest in restricting Executive’s post-employment activities; that such restrictions are designed to enforce Executive’s commitments in Sections 7 and 8 and his common-law obligations and duties owed to Employer; that the restrictions are reasonable and necessary, are valid and enforceable under applicable law, and do not impose a greater restraint than necessary to protect Employer’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify Employer in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under applicable law; and that absent the commitments made by Executive in Sections 7 and 8, Employer would not have entered into the Transaction Agreement or this Agreement, would not provide Executive with Confidential Information, and would not authorize Executive to engage in activities that will create new and additional Confidential Information. By executing this Agreement, Executive acknowledges that this Section 7 survives the termination or expiration of the Term and any termination of Executive’s employment with Employer, and that his obligations supplement, rather than supplant, his obligations and duties owed to Employer at common law and under applicable policies of Employer.

g.             As used in this Section 7 and in Sections 8 and 9 below, the term “Employer” shall include Employer, its parents, related entities, any of its direct or indirect subsidiaries, and any of its Affiliates. As used in this Section 7, “Competing Business” means the exploration, development, or production for or of oil or gas resources in the Gulf of Mexico and any such other business as Employer shall be engaged in as of the Date of Termination. As used in this Section 7, “Specified Geographical Area” means (i) Employer’s existing oil and gas leases as of the Date of Termination; (ii) outer continental shelf Blocks adjacent to Employer’s existing oil and gas leases as of the Date of Termination; (iii) the areas within 3 miles of Employer’s existing oil and gas leases as of the Date of Termination; and (iv) areas with respect to which Employer had actively investigated obtaining interests or with respect to which Employer had developed Confidential Information, in each instances in within six (6) months of the Date of Termination.

8.             Nondisclosure of Confidential Information.

a.             Except as required in the faithful performance of Executive’s duties or as specifically set forth in this Section 8, Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to

Employer, including, without limitation, information with respect to Employer’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, personnel (including without limitation compensation, other terms of employment, or performance) or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets, (the “Confidential Information”). The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of Employer (and any successor or assignee of Employer).

b.             Upon termination of Executive’s employment or at any time upon Employer’s request, Executive shall immediately return and deliver to Employer and shall not retain any originals or copies of any books, papers, price lists, customer contacts, bids, customer lists, files, notebooks, or any other documents or any similar material stored in electronic form containing any of the Confidential Information or otherwise relating to Executive’s performance of duties for Employer. Executive further acknowledges and agrees that all such documents and data are Employer’s sole and exclusive property.

c.             Executive may respond to a lawful and valid subpoena or other legal process but shall give Employer the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to Employer and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

d.             Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena, or court order (subject to the requirements of subsection (c) above, (ii) disclosing information and documents to his attorney or tax advisor for the purpose of securing legal or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal address book and documents related to his own personal benefits, entitlements and obligations.

e.             By executing this Agreement, Executive acknowledges that this Section 8 survives the termination or expiration of the Term and any termination of Executive’s employment with Employer, and that his obligations supplement, rather than supplant, his obligations and duties owed to Employer at common law and under applicable policies of Employer.

9.             Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to Employer’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term or the Restrictive Period, either alone or with others and whether or not during working hours or by the use of the facilities of Employer

(“Inventions”), shall be the exclusive property of Employer.  Executive shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer’s expense, in obtaining, defending and enforcing Employer’s rights therein. Executive hereby appoints Employer as his attorney-in-fact to execute on his behalf any assignments and other documents reasonably deemed necessary by Employer to protect or perfect its rights to any Inventions. By executing this Agreement, Executive acknowledges that this Section 9 survives the termination or expiration of the Term and any termination of Executive’s employment with Employer.

10.           Injunctive Relief.  It is recognized and acknowledged by Executive that a breach by Executive of the covenants contained in Sections 7, 8 and 9 will cause irreparable damage to Employer and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 7, 8 and 9, in addition to any other remedy which may be available at law or in equity, Employer will be entitled to specific performance and injunctive relief.

11.           Notice. All notices, demands and communications required, desired or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date received, if delivered personally, or on the third day after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the parties at the addresses set forth below or to such other person at such location as either party hereto may subsequently designate in a similar manner.

To Employer:

Dynamic Offshore Holding GP, LLC

111 Bagby, Suite 5050

Houston, Texas 77002

Attention: Board of Managers

with a copy to:

Dynamic Offshore Resources, LLC

111 Bagby, Suite 5050

Houston, Texas 77002

Attention: Chief Executive Officer

To Executive:

Howard M. Tate

847 Azalea St.

Houston, TX 77018

or at any other address as any party shall have specified by notice in writing to the other party.

12.           Choice of Law. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Texas (without regard to conflicts of laws principles thereof).

13.           Entire Agreement. The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by Employer and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

14.           Assignment; Assumption by Successor.

a.             Employer may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of Employer, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of Employer and its Affiliates.

b.             Employer shall require that any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the assets of Employer or the Partnership, either by operation of law or written agreement, assume the obligations of this Agreement. As used in this Agreement, “Employer” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the assets of Employer or the Partnership that executes and delivers the agreement provided for in this Section 14(b) or that otherwise becomes obligated under this Agreement by operation of law.

c.             Executive may not assign his rights or obligations under this Agreement to any individual or entity. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

d.             This Agreement shall be binding upon and inure to the benefit of Employer and Executive and their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

15.           Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Employer. By an instrument in writing similarly executed, Executive or a duly authorized officer of Employer may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

16.           No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

17.           Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

18.           Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in Houston, Harris County, Texas.  Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict:  (a) one arbitrator shall be chosen by the parties; (b) each party to the arbitration will pay its pro rate share of the expenses and fees of the arbitrator, together with other expenses approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party. Each party shall bear its own attorneys fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief as provided in Section 10 above.

19.           Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20.           Miscellaneous.

a.             All references herein to payment or sums of money shall mean in U.S. currency only. All references herein to calendar year, month, week or day shall mean the calendar and parts thereof as observed in the U.S. All references herein to date and time shall mean the date and time in Houston, Texas, U.S.

b.             This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

21.           Executive Acknowledgement. Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Employer other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

22.           Section 409A. This Agreement is intended to be exempt from Code Section 409A and any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the parties agree that such provision shall be reformed to the extent permissible under Code Section 409A to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable tax result to Executive. If (a) Executive is a “specified employee,” as such term is defined in Code Section 409A and (b) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because Executive is a specified employee, that payment shall be payable on the earlier of (i) the first business day that is six months after Executive’s separation from service, as such term is defined in Code Section 409A, (ii) the date of Executive’s death, or (iii) the date that otherwise complies with the requirements of Code Section 409A. This Section shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s separation from service and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A. For purposes of determining the identity of specified employees, Employer may establish procedures as it deems appropriate in accordance with Code Section 409A.

23.           Guaranty by the Partnership. The Partnership, which will directly benefit from the services of Executive provided pursuant hereto, hereby unconditionally guarantees all monetary obligations of Employer under this Agreement. Any claim or demand by Executive in respect of such obligations may be made, or suit filed, against the Partnership before making any claim or demand, or filing any suit, or taking any other action against Employer.

24.           Mitigation. Except as otherwise provided herein, upon termination of this Agreement for any reason, amounts to be paid per the express terms of this Agreement shall not be reduced whether or not Executive obtains other employment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Employer”		“Executive”

Dynamic Offshore Holding GP, LLC

By:	/s/ G.M. McCarroll	/s/ Howard M. Tate
Name:	G.M. McCarroll	Howard M. Tate
Title:	President and CEO

“Partnership”

Dynamic Offshore Holding, LP

By:	Dynamic Offshore Holding GP, LLC,
it’s General Partner

By:	/s/ G.M. McCarroll
Name:	G.M. McCarroll
Title:	President and CEO

EXHIBIT A TO Howard M. Tate EMPLOYMENT AGREEMENT

Annual Base Salary:    $220,000

Equity:

Class B Units: 100 Class B Units of the Partnership, pursuant to a Restricted Unit Award Agreement dated March 31, 2008, and subject to the terms and conditions of the Partnership Agreement.

Class A Units: Option to purchase from G.M. McCarroll within 30 days after execution of this Agreement up to .025% of all the Class A Units of the Partnership on a pro-rata basis with other equity investors, subject to the terms and conditions of the Partnership Agreement.

Annual Bonus: For 2008, target annual bonus in the range of 60-75% of the Annual Base Salary subject to Board approval of a bonus plan.

Vacation: 4 weeks for each calendar year.

Severance Pay: If, within six (6) months after the Effective Date, Executive’s employment is terminated without Cause pursuant to Section 5(a)(iv) or for Good Reason pursuant to Section 5(a)(v), Severance Pay shall be equivalent to one-half of Executive’s Annual Base Salary at the time the Notice of Termination is given. Thereafter, Executive’s employment is terminated without Cause by Employer pursuant to Section 5(a)(iv) or for Good Reason by Executive pursuant to Section 5(a)(v), the Severance Pay shall be equivalent to the greater of Executive’s Annual Base Salary or that portion of the Annual Base Salary that otherwise would have been paid to Executive from the Date of Termination through the end of the then current Term had the Executive’s employment not been so terminated, less any amount paid by Employer pursuant to Section 5(c). If Executive’s employment is terminated pursuant to Section 5(a)(vii) due to non-extension of the Term by Employer, the Severance Pay shall be equivalent to the Annual Base Salary.

Other benefits: Employer-paid or reimbursement for cell phone expenses and professional association dues approved by Employer.

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) serves to modify only those certain terms of the Employment Agreement (“Agreement”) dated and effective March 31, 2008, between Dynamic Offshore Holding GP, LLC (“Employer”) and Howard M. Tate (“Executive”), as stated herein.

1.             Effective January 1, 2009, subsection (c) of Section 6 of the Agreement is hereby amended by restatement in its entirety to read as follows:

c.             Termination without Cause, resignation for Good Reason, or upon non-extension of the Term by Employer. In addition to the payments provided for in Section 6(a) above, upon termination of Executive’s employment without Cause by Employer pursuant to Section 5(a)(iv), for Good Reason by Executive pursuant to Section 5(a)(v), or pursuant to Section 5(a)(vii) due to non-extension of the Term by Employer, Employer shall:

(i)            pay to Executive the amount set forth on Exhibit A attached hereto (the “Severance Pay”), at the time and in the manner provided in Section 6(d); and

(ii)           should Executive timely elect to continue coverage under a group health insurance plan sponsored by Employer or one of its Affiliates, pay or reimburse Executive for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for Executive and any of his eligible dependents until the earlier of (A) the date Executive is no longer entitled to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 and (B) the period represented by the Severance Pay up to a maximum of eighteen (18) months following the Date of Termination;

provided, however, that Executive shall not be entitled to receive the Severance Pay and continuation coverage benefits set forth above unless (x) on or prior to the 45th day following the Date of Termination, Executive executes a waiver and release of claims agreement in Employer’s customary form (the “Release”), which Release may be amended by Employer to reflect changes in applicable laws and regulations, (y) such Release shall not have been timely revoked by Executive and (z) the Date of Termination constitutes a “Separation from Service.” For purposes of this Agreement, “Separation from Service” means separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of employers that includes Employer and each of its “Affiliates.” For this purpose, “Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than Employer, that along with Employer is considered a single employer under Code Section 414(b) or Code Section 414(c), but (i) in applying Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2. Employer’s obligations under this Section 6(c) are contingent on Executive’s compliance with Sections 7, 8 and 9.

2.             Effective January 1, 2009, the last sentence of subsection (d) of Section 6 of the Agreement is hereby amended by restatement in its entirety to read as follows:

For purposes of this Agreement, the “Section 409A Exempt Amount” is two times the lesser of (x) Executive’s annualized compensation based upon the annual rate of pay for services provided to Employer for the calendar year preceding the calendar year in which Executive has a Separation from Service (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not experienced a Separation from Service) or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive has a Separation from Service.

3.             Effective January 1, 2009, Section 22 of the Agreement is hereby amended by restatement in its entirety to read as follows:

22.           Code Section 409A.  All or a portion of the severance pay and severance benefits provided under this Agreement is intended to be exempt from Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. In particular, the severance pay and benefits are intended to constitute a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4), a payment or benefit described in paragraphs (b)(9)(iv) and (v) of Treasury Regulation Section 1.409A-1, and/or severance pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the parties agree that such provision shall be reformed to the extent permissible under Code Section 409A to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable tax result to Executive. Notwithstanding any provision in this Agreement to the contrary, if (a) Executive is a “specified employee,” as such term is defined in Code Section 409A and the regulations thereunder and (b) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because Executive is a specified employee, that payment shall be payable on the earlier of (i) the first business day that is six months after Executive’s Separation from Service, (ii) the date of Executive’s death, or (iii) the date that otherwise complies with the requirements of Code Section 409A. This Section shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s Separation from Service and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A. For purposes of determining the

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identity of specified employees, Employer may establish procedures as it deems appropriate in accordance with Code Section 409A. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement will be considered a separate payment and Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments. Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

4.             Except and only as expressly provided herein, all provisions of the Agreement shall remain unchanged and continue in full force and effect, and are hereby ratified by the parties hereto.

IN WITNESS WHEREOF, Employer has caused this Amendment to be executed on its behalf by its duly authorized officer, and Executive has executed this Amendment, on this 30th day of December 2008, to be effective January 1, 2009.

“Employer”		“Executive”

Dynamic Offshore Holding GP, LLC

By:	/s/ G.M. McCarroll	/s/ Howard M. Tate
	G.M. McCarroll	Howard M. Tate
President and CEO

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